NUCRYST PHARMACEUTICALS CORP.
Notice of 2009 Annual Meeting of Shareholders
to be held May 13, 2009

Dear Shareholder:

NOTICE IS HEREBY GIVEN that the 2009 Annual Meeting of shareholders (the “Meeting”) of NUCRYST Pharmaceuticals Corp. (the “Corporation”) will be held in the Haliburton Room at the InterContinental Toronto Centre, 225 Front Street West, Toronto, ON on Wednesday, May 13, 2009 at 10:00a.m. Eastern Daylight Time, to:

(a)	receive and consider the Financial Statements of the Corporation for the financial year ended December 31, 2008 and the Auditors’ Report thereon;

(b)	elect three directors for the ensuing year;

(c)	appoint auditors and authorize the board of directors to fix the auditors’ remuneration; and

(d)	transact such other business as may properly come before the Meeting or any adjournment(s) thereof.

Any adjournment(s) of the Meeting will be held at a time and place to be specified at the Meeting.

The Corporation’s board of directors has fixed the close of business on March 31, 2009 as the record date for determining shareholders entitled to receive notice of and to vote at the Meeting. Only registered shareholders of the Corporation at the close of business on March 31, 2009 are entitled to notice of and to vote, in person or by proxy, at the Meeting or any adjournment.

Details of all matters proposed to be put before the Meeting are set forth in the accompanying Information Circular.

If you are unable to attend the Meeting in person, PLEASE COMPLETE AND RETURN THE ENCLOSED FORM OF PROXY in the envelope provided for that purpose. To be effective, your proxy must be returned to Computershare Trust Company of Canada at the address shown on the enclosed envelope so that it arrives no later than Monday, May 11, 2009 at 4:30 p.m. Eastern Daylight Time or, if the Meeting is adjourned or postponed, no later than 4:30 p.m. Eastern Daylight Time on the second last business day prior to the date on which the Meeting is adjourned or postponed. Proxies received by Computershare after this time will not be accepted; however, the Chairman of the Meeting may determine, in his sole discretion, to accept a proxy that is delivered in person to the Chairman at the Meeting as to any matter in respect of which a vote has not already been cast.

Dated at Fort Saskatchewan, Alberta, this April 6, 2009.

By Order of the Board of Directors,

Carol L. Amelio
Vice President, General Counsel and Corporate Secretary

NUCRYST PHARMACEUTICALS CORP.

INFORMATION CIRCULAR

In this proxy information circular (the “Information Circular”), unless otherwise specified, all monetary amounts are in United States dollars, all references to “$” and “dollars” means U.S. dollars and all references to “CDN$” means Canadian dollars. All references to “NUCRYST”, “Corporation”, “we”, “our”, and “us” refer to NUCRYST Pharmaceuticals Corp. and its subsidiary. Unless otherwise stated, all information in this Information Circular is given as at March 31, 2009.

PURPOSE OF THIS INFORMATION CIRCULAR

NUCRYST has sent this Notice of Annual Meeting and Information Circular, together with the enclosed proxy, because our management (the “Management”) is soliciting your proxy to vote at the 2009 Annual Meeting of shareholders of NUCRYST (the “Meeting”) to be held in the Haliburton Room at the InterContinental Toronto Centre, 225 Front Street West, Toronto, ON on Wednesday, May 13, 2009 at 10:00 a.m. Eastern Daylight Time, for the purposes set out in the Notice of Meeting (the “Notice”) accompanying this Information Circular. This Information Circular contains information about the matters to be voted on at the Meeting and important information about NUCRYST. As many of our shareholders are expected to be unable to attend the Meeting in person, proxies are solicited by mail to give each shareholder an opportunity to vote on all matters that will properly come before the Meeting. References in this Information Circular to the Meeting include any adjournments or postponements of the Meeting.

Revocation of Proxy

If you are a registered shareholder who has given a proxy pursuant to this solicitation, you may revoke your proxy by delivering a proxy with a later date or a form of revocation of proxy. Your proxy or revocation of proxy must be received by our transfer agent, Computershare Trust Company of Canada, Attention Proxy Department, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, no later than Monday, May 11, 2009 at 4:30 p.m. Eastern Daylight Time or, if the Meeting is adjourned or postponed, no later than 4:30 p.m. Eastern Daylight Time on the second-last business day prior to the date on which the Meeting is adjourned or postponed. Proxies or revocations of proxies received by Computershare after this time will not be accepted.

Alternatively, if you are a registered shareholder, you may revoke your proxy and vote in person, by delivering a form of revocation of proxy to the Chairman of the Meeting prior to the commencement of the Meeting or any adjournment or postponements thereof, or in any other manner permitted by law.

Solicitation of Proxies

NUCRYST complies with the proxy solicitation requirements under Canadian provincial securities laws. As a “foreign private issuer”, we are exempt from the United States Securities and Exchange Commission, or SEC, rules regarding proxy solicitation (and certain related matters) and therefore are not subject to the procedural requirements of Rule 14a-5(e) of the Securities and Exchange Act of 1934.

Solicitation of proxies for the Meeting will be primarily by mail, the cost of which will be borne by NUCRYST. Proxies may also be solicited personally by employees of NUCRYST or by telephone, mail, facsimile or email. No additional compensation will be paid to our employees for soliciting proxies. We may, if determined advisable, retain at our expense an agency to solicit proxies for us in Canada and in the United States. We have distributed, at our expense, copies of the Notice, the Information Circular, the form of proxy and our 2008 Annual Report on Form 10-K (collectively, the “Documents”) to clearing agencies, securities dealers, banks and trust companies, or their nominees (collectively, “Intermediaries” and each an “Intermediary”) for onward distribution to shareholders whose common shares are held by or in the custody of those Intermediaries. The Intermediaries are required to forward the Documents to non-registered shareholders.

The solicitation of proxies from non-registered shareholders will be carried out by Intermediaries or by us if the names and addresses of non-registered shareholders are provided to us by the Intermediaries. We will bear the full cost of the solicitation.

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Appointment of Proxies

The form of proxy accompanying this Information Circular is being solicited by the Management of NUCRYST. The persons named in the enclosed form of proxy are directors and/or officers of NUCRYST. IF YOU ARE A REGISTERED SHAREHOLDER, YOU HAVE THE RIGHT TO APPOINT ANOTHER PERSON TO ATTEND AND ACT ON YOUR BEHALF AT THE MEETING OTHER THAN THE PERSONS NAMED IN THE ENCLOSED PROXY. TO EXERCISE THIS RIGHT, PLEASE STRIKE OUT THE NAMES OF THE PERSONS NAMED IN THE PROXY AND INSERT THE NAME OF YOUR NOMINEE IN THE BLANK SPACE PROVIDED IN THE PROXY FORM. This proxy must be signed by the shareholder or by his attorney in writing, or if the shareholder is a corporation, it must either be under the corporate seal or signed by a duly authorized officer. A person appointed as a proxyholder need not be a shareholder.

INFORMATION ABOUT VOTING

Voting Shares and Principal Holders Thereof

March 31, 2009 is the record date fixed for determining shareholders entitled to notice of the Meeting. Only registered shareholders as at the close of business on March 31, 2009 will be given notice of the Meeting and will be entitled to vote at the Meeting, in person or by proxy, the number of shares held by such holder on the record date.

You are entitled to one vote on all matters to come before the Meeting for each common share shown registered in your name on March 31, 2009 on our list of registered shareholders which is available for inspection during usual business hours at the offices of our transfer agent, Computershare Trust Company of Canada (“Computershare”), 600, 530-8th Avenue S.W., Calgary, Alberta, T2P 3S8 and at the Meeting. If you acquired ownership of common shares since March 31, 2009, you may establish such ownership and demand in writing to the offices of NUCRYST located at 10102-114th Street, Fort Saskatchewan, AB T8L 3W4, Attention: Vice President, General Counsel and Corporate Secretary, not later than 10 days before the Meeting, that your name be included in the list of registered shareholders. As of March 31, 2009, NUCRYST had 18,323,865 issued and outstanding common shares.

To the knowledge of our directors and officers, no person owns beneficially, or exercises control or direction over, common shares carrying more than 10% of the voting rights attached to all common shares entitled to be voted at the Meeting, except for The Westaim Corporation, which as of March 31, 2009 owns 13,691,700 common shares, representing approximately 75% of NUCRYST’s currently outstanding common shares.

There are no cumulative or similar voting rights attached to the common shares.

Voting at the Meeting

Registered Shareholder: Common Shares Registered in your Name

If on March 31, 2009, your common shares were registered directly in your name with our transfer agent, Computershare, then you are a registered shareholder. As a registered shareholder, you may vote by proxy or in person at the Meeting. Whether or not you plan to attend the Meeting, we urge you to complete and return the enclosed proxy to ensure your vote is counted.

•	To vote in person at the Meeting, please come to the Meeting and register with the scrutineer and we will give you an attendance card when you arrive.

•	To vote using the enclosed proxy, please complete, sign and return your proxy in accordance with the instructions on the proxy.

If you are voting by proxy, your proxy must be received by our transfer agent, Computershare Trust Company of Canada, Attention Proxy Department, 9th Floor, 100 University Avenue, Toronto, Ontario, M5J 2Y1, no later than Monday, May 11, 2009 at 4:30 p.m. Eastern Daylight Time or, if the Meeting is adjourned or postponed, no later than 4:30 p.m. Eastern Daylight Time on the second-last business day prior to the date on which the Meeting is adjourned or postponed. Proxies received by Computershare after this time will not be accepted; however, the Chairman of the Meeting may determine, in his sole discretion, to accept a proxy that is delivered in person to the Chairman at the Meeting as to any matter in respect of which a vote has not already been cast.

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Beneficial Shareholder: Common Shares in the Name of an Intermediary

If on March 31, 2009, your common shares were held in an account with an Intermediary, such as a brokerage firm, bank, dealer or other organization, then you are a beneficial shareholder and your common shares are held in “street name”. The Intermediary holding your account, or a clearing agency (such as Cede & Co. in the United States or The Canadian Depository for Securities Limited in Canada) of which the Intermediary is a participant, is considered the registered shareholder for purposes of voting at the Meeting. As a beneficial shareholder, you have the right to attend the Meeting; however, since you are not the registered shareholder, you will not be able to vote your common shares registered in the name of the Intermediary or clearing agency in person unless you have been appointed as a proxyholder by the Intermediary or clearing agency.

We have two kinds of beneficial shareholders – those who have given permission to their Intermediary to disclose their ownership information to us, otherwise referred to as “non-objecting beneficial owners”, and those who have objected to their Intermediaries’ disclosure of this information, otherwise referred to as “objecting beneficial owners”. As allowed under Canadian provincial securities laws, we have obtained a list of our non-objecting beneficial owners from Intermediaries and have used that list to distribute proxy-related materials directly to non-objecting beneficial owners.

If you are a non-objecting beneficial owner, then you will receive a voting information form from our transfer agent, Computershare. If you are an objecting beneficial owner, then you will receive a voting information form from your Intermediary.

The voting instruction form that you will receive as a non-registered shareholder from your Intermediary is similar to the proxy that we provide to our registered shareholders; however; its purpose is limited to instructing your Intermediary, as the registered shareholder, on how to vote on your behalf. No person will be permitted to vote at the Meeting by presentation of a voting instruction form. You should follow the directions of your Intermediary with respect to the procedure to be followed. Generally, if you are a non-registered shareholder:

•	To vote using the voting information form, simply complete and return the voting information form in accordance with the instructions.

•	To vote in person at the Meeting, you must instruct Computershare if you are a non-objecting beneficial owner, or your Intermediary, if you are an objecting beneficial owner, to appoint you as proxyholder.

If you have any questions, contact Computershare, if you are a non-objecting beneficial owner, or your Intermediary, if you are an objecting beneficial owner.

If you are a non-registered shareholder, and NUCRYST or its agent has sent these materials directly to you, your name and address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from your Intermediary holding on your behalf.

By choosing to send the Documents to you directly, NUCRYST (and not your Intermediary) has assumed responsibility for (i) delivering the Documents to you, and (ii) executing your proper voting instructions. Please return your voting instructions as specified in the request for voting instructions.

Voting of Proxies and Discretion Thereof

If the instructions you give in your proxy are clear, and if the proxy is properly completed and delivered as described above and has not been revoked, the common shares represented by your proxy will be voted or withheld from voting on any poll that may be called for and, if you specify a choice with respect to any matter to be acted upon, the common shares will be voted on any poll in accordance with your instructions.

If you do not provide instructions in your form of proxy, the persons named in the printed portion of the enclosed form of proxy (the “Management Designee”) intend to vote your common shares “FOR” THE ELECTION OF THE NOMINEES FOR ELECTION TO OUR BOARD OF DIRECTORS, “FOR” THE APPOINTMENT OF AUDITORS, “FOR” THE AUTHORIZATION OF THE BOARD AND TO FIX AUDITORS’ REMUNERATION AS STATED UNDER THE APPLICABLE HEADINGS IN THIS INFORMATION CIRCULAR.

In addition, the enclosed form of proxy also confers upon the Management Designee, or other person or company named as proxyholder, discretionary authority to vote all common shares represented by the proxy with respect to amendments or

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variations to matters identified in the Notice of Meeting or other matters that may properly come before the Meeting. At the time of printing this Information Circular, Management knows of no such amendments, variations or other matters to come before the Meeting. However, if any other matters which are not known to our Management should properly come before the Meeting, the proxies will be voted, or withheld, by the proxyholders according to their discretion and best judgment and, in this regard, the Management Designee, if named as proxyholder, intend to vote in accordance with the judgment of Management.

Quorum

Our by-laws set forth the requirements for a quorum for the transaction of business at the Meeting and provide that a quorum is at least two (2) persons present in person, and each holding or representing by proxy at least one of our issued common shares. Notwithstanding the foregoing, if we have only one shareholder or one shareholder holding a majority of the shares entitled to vote at the Special Meeting, that shareholder present in person or by proxy constitutes a duly constituted Special Meeting and a quorum for such Special Meeting. As a foreign private issuer, we have elected to follow home country practice in lieu of NASDAQ quorum requirements.

Results of Voting

Preliminary voting results will be announced at the Meeting. Final voting results will be filed with the Canadian provincial securities regulatory authorities on SEDAR at www.sedar.com and filed with the SEC on EDGAR at www.sec.gov/edgar.shtml and will also be published in our Quarterly Report on Form 10-Q for the second quarter of 2009.

MATTERS REQUIRING SHAREHOLDER APPROVAL AT THE MEETING

Election of Directors

Our articles of incorporation and by-laws provide for our board of directors (the “board”) to consist of a minimum of three (3) and a maximum of fifteen (15) directors, with the number of directors within such limits to be determined by our board or by resolution of our shareholders. Our directors are elected at each annual general meeting of our shareholders and serve until their successors are elected or appointed, unless they resign or are removed earlier. The current size of our board has been fixed at seven (7) directors but currently consists of six (6) directors as one seat remains vacant.

Our Corporate Governance and Nominating Committee (the “Governance Committee”) is responsible for considering and recommending for approval by our board the appropriate size of our board and qualified candidates to be nominated for election or appointment as directors. In view of the significant change in the circumstances of the Corporation following the completion in March 2009 of a substantial return of capital initiated and approved by our shareholders, our Governance Committee has determined that it is both essential and prudent to streamline the board and its processes. In furtherance of this determination and upon approving the recommendation of the Governance Committee, our board has resolved to reduce the size of our board to three (3) directors effective immediately after the Meeting (the “Reduction Plan”).

In connection with the Reduction Plan, upon the recommendation of the Governance Committee, our board nominates Neil Carragher, Richard Zahn and Barry Heck for re-election to the board for a new term commencing in May, 2009. The remaining three directors currently on the board have each volunteered not to stand for re-election.

In the opinion of the Governance Committee and our board, each of the three nominees are well qualified to act as directors of the Corporation and, together, the nominees bring the mix of independence, expertise and experience necessary for the board and its committees to function effectively. Our board has determined that two of the nominees, namely Neil Carragher and Richard Zahn, are independent directors and Barry Heck is a non-independent director because he was employed within the last three years by our controlling shareholder, The Westaim Corporation (“Westaim”).

Our board has considered but determined not to establish policies or procedures in addition to those currently provided by law for the consideration by our directors of candidates recommended by shareholders. In this regard, pursuant to the Business Corporations Act (Alberta) (the “Act”), a registered shareholder entitled to vote at our annual meeting of shareholders, or a beneficial owner of shares, may, subject to the provisions of that Act, submit a proposal for nominations for the election of directors for consideration at our annual meeting if the proposal is signed by one or more registered

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holders of shares representing in the aggregate not less than 7% of our issued common shares that have the right to vote at the meeting to which the proposal is to be presented, or by beneficial owners of shares representing in the aggregate the same percentage. To be eligible to make a proposal, a person must (i) be a registered shareholder or beneficial owner of the prescribed number of shares or have the prescribed level of support of other shareholders or beneficial owners of shares; (ii) provide NUCRYST with his or her name and address and the names and addresses of those registered holders or beneficial owners of shares who support the proposal; and (iii) continue to hold or own the prescribed number of shares up to and including the day of the meeting at which the proposal is made. The proposal must have been in writing and received by our offices at 10102 114th Street, Fort Saskatchewan, AB T8L 3W4, Attention: Vice President, General Counsel and Corporate Secretary by February 6, 2009. No such proposals were received in connection with the Meeting. However, nothing in the provisions of the Act relating to shareholder proposals precludes nominations for the election of directors made at a meeting of shareholders by registered shareholders or proxyholders (provided the proxy stipulates the proxy holder has such authority).

The Management Designee named in the accompanying form of proxy intend to vote at the Meeting, unless otherwise directed, “FOR” the election of the persons whose names are set forth in the table below to serve as directors until the next meeting of our shareholders at which the election of directors is considered, or until their successors are elected or appointed. We are not aware that any of our nominees will be unable or unwilling to serve as a director of NUCRYST. However, should we become aware of such an occurrence before the election of directors takes place at the Meeting, the Management Designees intend to use the discretionary power granted under such proxy to vote for any substitute nominee or nominees whom our board in its discretion may select unless the shareholder has specified in the proxy that his or her shares are to be withheld from voting in the election of directors.

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Information on Nominees for Directors

The following table and the notes thereto state the names, residency and ages of all persons proposed to be nominated for election as directors of our board at the Meeting, all other positions and offices with NUCRYST now held by them, their principal occupation or employment, the period during which they have been directors of NUCRYST, and their shareholdings, including the number of voting securities of NUCRYST beneficially owned, directly or indirectly, or over which control or direction is exercised by each of them. The information has been provided to NUCRYST as of March 31, 2009 by the respective nominees.

Name of					Common
Nominee,					Shares
Province &					Owned,
Country of		Position with			Controlled
Residence	Age	Corporation	Principal Occupation and Biography	Director Since	or Directed

Neil Carragher, Ontario, Canada	70	Independent Director	Mr. Carragher is the Chairman of The Corporate Partnership Ltd. (a management consulting group). Chair of the Board(2) Chair of Audit Committee Member of Human Resources & Compensation Committee Member of Corporate Governance & Nominating Committee	December 21, 2005	14,500	(1)

Richard W. Zahn New Jersey, USA	57	Independent Director	Mr. Zahn is a private businessman and consultant. Chair of Corporate Governance & Nominating Committee Member of Audit Committee Chair of the Special Committee	December 21, 2005	16,000	(1)

Barry M. Heck,
Alberta, Canada	47	Non-Independent Director Past Executive Chair Past President & CEO of The Westaim Corporation	Mr. Heck is an independent businessman. Mr. Heck was appointed as Executive Chair of the Board on May 23, 2007 and resigned from that position on August 22, 2007, but continued as a director of the Corporation. Member of the Special Committee	December 18, 1997	14,900	(3)

(1)	Neil Carragher and Richard Zahn were each granted 3,000 Restricted Stock Units (“RSUs”) on each of December 21, 2006 and December 21, 2007 with vesting schedules of 50% on the first anniversary of the respective grant dates and the remaining 50% on the second anniversary of the respective grant dates. On each of December 21, 2007 and December 21, 2008, share certificates were issued to each of Mr. Carragher and Mr. Zahn for 1,500 common shares. Richard Zahn was granted 3,000 RSUs on December 24, 2008 with a vesting schedule of 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date.

(2)	Neil Carragher was appointed as Chair of the Board of Directors on January 19, 2009.

(3)	On May 30, 2007, Barry Heck was granted 5,000 RSUs upon his appointment as Executive Chair of our board, all of which vested immediately. 4,000 of the resulting common shares issued to Mr. Heck are restricted from disposition until his departure from our board. Notwithstanding the restriction on disposition, Mr. Heck has all the rights of a common shareholder in respect of the restricted shares, including voting rights. On May 23, 2008, Barry Heck was granted 3,000 RSUs with a vesting schedule of 50% on the first anniversary of the grant date and the remaining 50% on the second anniversary of the grant date.

Appointment of Auditors and Authorization of Board to Fix Auditors’ Remuneration

The independent accounting firm of Deloitte & Touche LLP has served as our auditors since August 9, 2004. Upon unanimous recommendation of our audit committee and our board, Management proposes that Deloitte & Touche LLP be appointed as our auditors to hold office until our next annual general meeting, at remuneration to be fixed by our board.

Unless otherwise directed, the persons named in the enclosed form of proxy intend to vote the common shares represented by proxies for which either of them is appointed proxyholder “FOR” the re-appointment of Deloitte & Touche LLP, Chartered Accountants, as auditors of NUCRYST to hold office until the next annual meeting of our shareholders, and to authorize our board to fix the auditors’ remuneration.

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STATEMENT OF EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

For 2008, we are providing compensation disclosure that complies with the requirements of the Canadian Securities Administrators. As a foreign private issuer (as defined under the applicable SEC rules), we are permitted by Item 402(a)(1) of SEC Regulation S-K to respond to Item 11 of Form 10-K by providing the information required by Items 6.B. and 6.E.2 of Form 20-F. This compensation disclosure describes the material elements of compensation awarded to, earned by, or paid to each of our executive officers who were “named executive officers” (determined in accordance with National Instrument 51-102 - Continuous Disclosure Obligations (“NI 51-102”)) during the last completed fiscal year. We refer to these individuals elsewhere in this Information Circular as our “named executive officers” or “named executives” and we refer to our President and Chief Executive Officer as our CEO. This compensation discussion focuses on the information contained in the following tables and related footnotes and narrative for the last completed fiscal year.

Oversight of Executive Compensation Program

The Human Resources and Compensation Committee of our board of directors, which we refer to as the Compensation Committee in this compensation discussion, oversees our executive compensation program for CEO and our other named executives. Prior to December 2008, our Compensation Committee was responsible for reviewing and approving named executive compensation, including base salary, bonuses and stock-based compensation for recommendation to our board of directors for approval. In December 2008, our board delegated to the Compensation Committee the responsibility for reviewing and finally approving named executive compensation. Our Compensation Committee also reviews and recommends to our board the specific performance targets for use in our annual non-equity incentive program.

Executive Compensation Objectives and Philosophy

The key objectives of our executive compensation program are:

•	to attract, retain and reward highly qualified executives that demonstrate the ability to achieve business success; and

•	to motivate those individuals to create and enhance long-term shareholder value and to achieve corporate objectives.

To that end, our executive compensation program is designed to reward performance and the creation or enhancement of shareholder wealth by providing to our named executives short-term cash incentives that reward the meeting or exceeding of challenging annual corporate goals. The cash incentives are reduced or eliminated if the goals are not achieved. In this manner, executive compensation is linked to the achievement of corporate objectives. Stock-based compensation is used in our program as another mechanism for rewarding long-term performance, aligning our executives’ interests with those of our shareholders, and retaining skilled executives.

Role of Committee and Executive Officers in Compensation Decisions

When establishing base salaries and equity grants for each named executive, our Compensation Committee considers the recommendations of our CEO (for compensation other than his own). While our Compensation Committee does give significant consideration to the recommendations of our CEO, it may accept or adjust such recommendations based on its own judgment. Our Compensation Committee also considers each named executive’s current salary and the appropriate balance between incentives for long-term and short-term performance. There is no pre-established policy or target for the allocation between cash and non-cash or short-term and long-term incentive compensation. Rather, our Compensation Committee relies upon its own judgment – and not on rigid formulas – in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance. Our Compensation Committee’s philosophy is that the allocation should remain flexible to recognize the shifting trends in the marketplace and variations by executive role. Key factors affecting our Compensation Committee’s judgment in determining a named executive’s compensation package as a whole and each element individually include:

•	the named executive’s performance;

•	the nature, scope and level of the named executive’s responsibilities;

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•	level of experience of the named executive in his or her respective field; and

•	the prevailing market rates for individuals performing similar functions at comparable companies.

Compensation Consultant

Since 2006, our Compensation Committee has engaged the services of an independent compensation consultant, ORC Worldwide (“ORC”), to provide research, analysis and recommendations to our Compensation Committee regarding reviews of named executives’ and outside directors’ compensation. ORC has not provided any other services to our Management and has received no compensation from us other than with respect to the services provided to our Compensation Committee.

ORC has provided guidance to our Compensation Committee to assist in determining:

•	competitive base salaries, short term cash incentive and long-term incentives in the form of equity awards for the named executives and other officer positions;

•	short-term and long-term incentive plan design; and

•	trends and issues in executive compensation.

In 2006, with the assistance of ORC, our Compensation Committee completed a review of our executives and directors compensation. With respect to our executives compensation, ORC provided our Compensation Committee with comparative market data on executive base salary and total cash compensation practices based on an analysis of three executive compensation surveys conducted by national organizations and a sample of data from filed proxies of companies in our and related industries and within a revenue range of $0 to $150 million. In completing its analysis, ORC’s approach was to use multiple sources of executive compensation data in order to avoid reliance on a single source of information. In developing its recommendations, ORC focused on data sources appropriate in light of our relative size, the nature of our business and the particular job functions of each named executive.

In support of the review of directors compensation, ORC recommended to our Compensation Committee revisions to the structure of meeting fees and retainers paid to our non-management directors as well as to other equity and non-equity compensation awarded to non-management directors. ORC also recommended the establishment of minimum equity ownership levels for non-management directors.

Our Compensation Committee received ORC’s recommendations regarding directors compensation in May 2006 and those regarding executive compensation in December 2006. Our committee took these recommendations into consideration when it revised our directors compensation in 2006 and when it set executive compensation for 2007.

Our Compensation Committee retained ORC in 2007 to prepare a report of confidential market data and compensation recommendations to assist our Compensation Committee in determining the components of a competitive compensation package in connection with the appointment of our former CEO to the combined position of President and Chief Executive Officer and Chair of the board. During 2008, ORC provided guidance to the Compensation Committee in determining the terms of a supplemental grant of options to our former CEO. ORC was retained again by our Compensation Committee in January 2009 to assist in determining a competitive compensation package for our interim President and Chief Executive Officer, including a retention package.

Elements of Our Compensation Program

For the fiscal year ended December 31, 2008, the principal components of our compensation for named executives were base salary, a cash incentive bonus under our Employee Variable Pay Incentive Program which we refer to as our variable pay program, stock options under our 1998 Equity Incentive Plan which we refer to as our Equity Plan, and other benefits.

The elements of our compensation program are described as follows:

Base Salary.  We provide named executives and other employees with base salary to compensate them for services rendered during the fiscal year. Base salary levels are typically reviewed annually as part of our performance review process, as well as upon a promotion or other change in job responsibility. Increases to base salaries of our named executives for cost of living increases and other changes are based on our Compensation Committee’s assessment of the

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individual’s performance, the individual’s position within the salary range, and the recommendation of our CEO (for compensation other than his own). In determining base salary, our Compensation Committee also considers other factors such as skill set, prior experience, the named executive’s time in his/her position, internal consistency regarding pay levels for similar positions or skill levels, external pressures to attract and retain key talent, and market conditions generally. Our Compensation Committee also reviews the performance of our CEO and establishes his/her base salary. We intend to periodically review executive compensation base salary using comparative North American industry data provided by our independent professional compensation consultant. Such a review was undertaken by our Compensation Committee in 2006 when it conducted an independent review of our named executives’ compensation with the assistance of ORC. The results of the independent review were received by our Compensation Committee in December 2006 and were used by our Compensation Committee in determining named executive compensation for 2007.

For fiscal 2008, our CEO made recommendations to our Compensation Committee with respect to the proposed salaries for fiscal 2008 for each of our named executives (other than himself). In determining whether adjustments should be made to the base salaries of any of our named executives, our Compensation Committee considered our CEO’s recommendations in conjunction with an overall review of the factors discussed above. Through this analysis, and with particular attention given to the competitive market place for compensation and the demand for executive talent, our Compensation Committee determined that increases to the base salaries of Ms. Amelio (of eight percent) and Mr. McDowell (of four percent) were appropriate, effective January 1, 2008.

Performance-Based Incentive Compensation.  While we view competitive base pay as a critical component of total compensation, an equally important component is linking compensation to corporate performance. This is accomplished through our variable pay program. The variable pay program is an annual cash incentive program that provides all of our employees, including named executives, the opportunity to earn cash incentive bonuses based on the achievement of specific corporate or business unit performance goals. The bonuses paid to named executives for 2008 appear in the Summary Compensation Table under the column heading “Non-Equity Annual Incentive Plan Compensation”. In the first quarter of each year, following approval of the business plan for the year by our board of directors, senior management develops specific financial and non-financial performance metrics for all levels in our organization (including named executives) that are designed to motivate the achievement of the objectives set out in business plan. Each performance target has a weight within the plan, and the sum of the weights is 100%. For fiscal 2008, we set the following five corporate performance targets and weightings for named executives:

•	40%	Earnings Target

•	25%	New Product Development Target

•	15%	Business Development Target

•	10%	Intellectual Property Target

•	10%	Investor Relations Target

With respect to each corporate performance target there are three performance levels:

•	Threshold:	the minimum level of performance required to receive a payout and for which there is a at least a 50% chance of achieving the target

•	Target:	the expected level of performance and for which there is a good probability of achieving the target

•	Stretch:	performance beyond Target and for which there is a low probability of achieving the target

On the basis of its compensation consultant’s recommendations, our Compensation Committee sets variable payout ranges for our named executives. For all named executives, other than our CEO, the pay out ranges as a percentage of base salary are 20% at Threshold performance, 40% at Target performance and 70% at Stretch performance. Our CEO’s payout range is 25%, 50% and 100%.

We achieved earnings in 2008 that were slightly above our earnings target translating into performance of 112% of target for this measure which was weighted at 40%. We did not achieve threshold performance in respect of the targets related to new product development processes, intellectual property or investor relations and, therefore, named executives received no payout in respect of these targets. We achieved 75% of target in respect of the business development target, which was weighted at 15%.

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Although specific goals are established annually for each of the three levels in respect of each performance target, actual results may come in at any number – from below the minimum Threshold level through to the maximum Stretch level. Typically, the variable pay program will interpolate between the three performance levels. However, if a performance target is defined as a definitive milestone the corporation must achieve, no interpolation is made. There is also no payout for performance below the Threshold performance target.

Unlike in 2007, the 2008 performance targets for our named executives did not include individual performance objectives. Therefore, our named executives’ variable pay in 2008 depended entirely on corporate performance based on the metrics noted above. As a result, named executives, other than Mr. Holtz (who, pursuant to the terms of his employment agreement, received an annual bonus of 40% of his base salary for 2008 prorated from the start date of his employment to the end of the calendar year, in lieu of variable pay), earned variable pay for 2008 at 56% of their respective target range payouts.

Our board of directors can exercise discretion to pay compensation even if performance does not meet our performance goals. Our board did not exercise this discretion in 2008 in respect of any of our named executives. We have not established a policy to address the adjustment or recovery of performance based awards if we restate or otherwise adjust the relevant performance measures in a manner that would reduce the size of an award or payment to a named executive.

Long-Term Equity Incentive Compensation.  We provide long-term equity incentive compensation to named executives through awards under our Equity Plan of stock options and, commencing in 2007, restricted stock units, both of which generally vest over multiple years. In December of 2008, our board of directors delegated responsibility for administration of the Equity Plan to our Compensation Committee. The Equity Plan, as a component of total named executive compensation, is intended to assist us in:

•	enhancing the link between the interests of our named executives and those of our shareholders by creating an incentive for our named executives to maximize shareholder value;

•	providing an opportunity for increased equity ownership by named executives and fostering a long term business perspective; and

•	retaining our named executives despite very competitive labor markets by maintaining competitive levels of total compensation.

The determination by our Compensation Committee of the amount and type of equity grants made to named executives is not made according to a strict formula, but rather is based on an objective review of several factors in respect of each of our named executives including the recommendation of our CEO (for equity awards other than to himself); job responsibilities; an evaluation of the executives’ past performance; competitive market guidance from our compensation consultant; corporate performance; and the amount of the executive’s vested and unvested equity holdings relative to other executives.

Stock option grants are made to new executives upon commencement of employment as part of the executive’s negotiated total compensation package. Our Compensation Committee considers the recommendation of our CEO (other than for himself) in determining the amount of options granted to any new named executive and may accept or adjust such recommendations based on its own judgment. Our Compensation Committee also considers the amount of the recommended grant as it relates to the overall mix of the initial total compensation package offered upon commencement of employment; internal consistency; and the nature of the new named executives’ roles and responsibilities.

Our Compensation Committee also grants stock options to executives on a periodic basis following a review of the above noted performance metrics and performance levels The Compensation Committee typically grants options to our named executives with 10 year expiry periods and upon terms that provide that they will become exercisable (or “vest”) in annual or other periodic installments (most commonly, 1/3 per year over 3 years), so that if a named executive’s employment is terminated, whether by us or by the named executive, prior to the full vesting of the options, the unvested portion terminates automatically, thereby creating and incentive for the named executive to remain in our employ for at least the vesting period. The exercise price of each option is set under the Equity Plan as the fair market price of our common shares on the date of grant which is defined in the plan as the market closing price of our common shares on the NASDAQ for the trading day immediately preceding the date on which the granting of the option is approved by our Compensation Committee. In addition, in 2006, our board of directors adopted a policy to only grant options during open trading

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windows. In accordance with this policy, if the date of an equity grant falls within a trading black-out period, then the grant date will be set as the second trading day after the trading black-out period ends. This policy was adopted to ensure that when options are granted the stock price at the time can reasonably be expected to fairly represent the market’s view of our then-current results and prospects.

Upon the recommendation of the compensation consultant, our board of directors considered the long-term equity incentive program in light of market changes and the importance of employee retention and decided to add restricted stock units to the mix of long-term equity incentive granted to named executives as a means of increasing our named executives’ equity ownership and fostering a long term business perspective. The restricted stock units vest as to 1/3 each over 3 years and if an executive’s employment is terminated, whether by us or the executive, prior to the full vesting of the restricted stock units, the unvested portion terminates automatically, thereby creating and incentive for the executive to remain in our employ for at least the vesting period.

Other Benefits.  We provide various employee benefit programs to our named executives, including medical, dental and life insurance benefits. For employees located in Canada, including named executives, we contribute 4% of their earnings to a company sponsored Registered Retirement Savings Plan and match contributions made by employees up to a maximum of 2% of the employees’ earnings. For employees located in the United States, including named executives, we may match contributions made by such employees to their 401(K) accounts each year up to 50% of the employees’ contributions up to a maximum of 3% of the employee’s earnings, subject to statutory limitations. Except for a perquisite allowance provided to Mr. McDowell, these benefits are generally available to all our employees. Mr. McDowell receives an allowance of $20,000 per year in lieu of full reimbursement of his travel costs from his home province of British Columbia to his work location at our Fort Saskatchewan, Alberta facilities.

Compensation Committee Interlocks and Insider Participation

During fiscal 2008, the following directors were members of our Compensation Committee: Neil Carragher, Roger Downer and David Poorvin. None of the Compensation Committee’s current members has at any time been one of our officers or employees.

None of our named executives serves, or in the past fiscal year, has served, as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving on our board of directors or Compensation Committee.

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Share Price Performance Graph

The following sets forth the information concerning the annual and long term compensation awarded to, or earned by, our President and Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executive officers who were employed by us as of December 31, 2008 and whose salary and bonus exceeded CDN$150,000 during 2008. We refer to these individuals elsewhere in this annual report as our “named executive officers” or “named executives” as determined in accordance with NI 51-102.

	NASDAQ	NASDAQ
Date	Healthcare Index	Composite Index	NCST

2005	100	100	100
2006	100	110	45
2007	111	120	13
2008	92	72	9

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Summary Compensation Table

The following table provides a summary of the compensation for each of our named executive officers in U.S. dollars for the financial year ended December 31, 2008.

				Non-equity
			Option-	Annual Incentive
			based	Plan		Total
		Salary	Awards(4)	Compensation(5)	All Other	Compensation
Name and Principal Position	Fiscal Year	($)	($)	($)	Compensation(6) ($)	($)
Thomas E. Gardner Former Chair, President and Chief Executive Officer	2008	400,000	206,969	112,208	-	719,177

David B. Holtz(1) Interim President & Chief Executive Officer Chief Financial Officer	2008	145,817	212,123	58,327	-	416,267

Eliot M. Lurier, CPA(2) Former Vice President, Finance & Administration, Chief Financial Officer	2008	49,875	-	-	90,446	140,321

David C. McDowell(3) Vice President, Operations	2008	234,280	162,174	52,479	42,797	491,730

Edward Gaj, Jr. Former Vice President, Corporate Development	2008	210,000	-	30,000	124,829	364,829

Carol L. Amelio(3) Vice President, General Counsel and Corporate Secretary	2008	196,795	81,087	44,082	32,643	354,607

(1)	Mr. Holtz was appointed our Vice President and Chief Financial Officer on May 7, 2008 at an annual salary of $225,000. Mr. Holtz was appointed to the additional role of Interim President and Chief Executive Officer in January 2009.

(2)	Mr. Lurier’s employment ceased on April 15, 2008.

(3)	Mr. McDowell’s and Ms. Amelio’s compensation is denominated in Canadian dollars and has been translated into U.S. dollars for purposes of this table at an average 2008 exchange rate of U.S. $1.00 = CDN$1.0671.

(4)	Amounts shown in this column do not reflect compensation actually received by the named executive. These compensation costs reflect option awards granted in the year pursuant to our Equity Plan. The fair value of each stock-based award is estimated on the date of grant using the Black-Scholes option pricing model. Assumptions used in calculation of this amount are included in Note 10 in our audited financial statements for the fiscal year ended December 31, 2008.

(5)	Amounts in this column reflect amounts earned in each year under our variable pay program. The awards are paid to the executive in the following calendar year. A discussion of the material terms of our variable pay program can be found in the Compensation Discussion and Analysis section of this document.

(6)	Mr. Lurier received payment of $3,946 for vacation earned but not taken, $85,500 for severance and $1,000 for transition services. Mr. McDowell received a cash allowance of $18,742 in lieu of perquisites, payment of $15,404 to our registered retirement savings plan and $8,651 for vacation earned but not taken. Mr. Gaj received payment of $16,154 for vacation earned but not taken, payment of $3,675 to our 401(k) plan and payment of severance in the amount of $135,000. Ms. Amelio received payment of $17,950 for vacation earned but not taken and payment of $14,693 to our registered retirement savings plan.

Summary of Employment Agreements for each named executive officer

The significant terms of each named executive officer’s employment agreement or arrangements in effect as at December 31, 2008, are described below. For a description of the termination and change of control benefits payable by us for each named executive, see below under the heading “Termination and Change of Control Benefits”.

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David B. Holtz

In May 2008, we entered into an employment agreement with Mr. Holtz, under which he served as our Vice President and Chief Financial Officer and received an annual base salary of $225,000. Pursuant to that agreement, for the calendar year of 2008, in lieu of an annual cash incentive award, Mr. Holtz is to be paid a bonus of 40% of his base salary prorated from May 7, 2008. Mr. Holtz was granted a stock option to purchase 240,000 of our common shares at an exercise price of $1.09. The stock options vest (subject to accelerated vesting as provided in the employment agreement) as to 1/3 of the shares on each of the first, second and third anniversaries of the date of the grant. In January 2009, we announced the appointment of Mr. Holtz as our interim President and CEO in addition to his continuing role as our Chief Financial Officer and the increase in his annual base salary to $310,000 effective January 19, 2009. On March 27, 2009, we entered into a revised employment agreement with Mr. Holtz effective January 19, 2009, amending certain aspects of his compensation and severance benefits to reflect the expansion of his duties and responsibilities and to incorporate certain retention benefits designed to ensure the retention of Mr. Holtz in this critical role during 2009.

Thomas E. Gardner

In December 2008, we entered into an amended and restated employment agreement with Mr. Gardner, our former Chair of the board and CEO, effective as of August of 2007, under which Mr. Gardner served as our Chair of the board, President and Chief Executive Officer until January 19, 2009. Under that agreement, Mr. Gardner received an annual base salary of $400,000 with an annual target bonus of 50% of his base salary based on meeting financial and performance targets set by our board. Mr. Gardner did not receive any additional compensation for serving as Chair. In lieu of receiving a bonus in 2007, Mr. Gardner was granted 38,910 restricted stock units (“RSUs”) on August 22, 2007 at an issue price of $2.75. The RSUs vested immediately but are restricted from sale until Mr. Gardner is neither employed by nor a director of NUCRYST. Pursuant to the employment agreement, Mr. Gardner was also granted options to purchase 500,000 shares of our common stock on August 22, 2007, of which 1/3 vest immediately on the date of the grant, an additional 1/3 vest on the first anniversary of the date of the grant and the final 1/3 vest on the second anniversary of the date of the grant. The employment agreement had an initial term ending December 31, 2008 and provided for automatic extensions for successive one year periods on the same terms and conditions unless either party gives the other written notice at least 60 days prior to the then scheduled date of expiration of the term. Pursuant to the employment agreement, Mr. Gardner was also granted stock options to purchase an additional 161,090 of our common shares vesting over a two-year period with an effective grant date of January 22, 2009 and an exercise price of $1.09. In January, 2009, we announced the departure of Mr. Gardner as our CEO.

Eliot M. Lurier

In March 2005, we entered into an employment agreement with Eliot M. Lurier, our former Vice President, Finance and Administration under which he served as our Vice President, Finance and Administration until April 15, 2008. Mr. Lurier received an annual base salary of $175,000 and was eligible for non-equity incentive compensation under our variable pay program of up to 70% of his annual base salary. On April 21, 2008, we entered into a separation agreement and general release with Mr. Lurier pursuant to which Mr. Lurier’s employment was terminated without cause effective April 15, 2008. Pursuant to the terms of the separation agreement, we paid Mr. Lurier the lump sum of $85,500, representing six month’s base salary.

David C. McDowell

In June 2005, we entered into an employment agreement with David C. McDowell, our Vice President, Operations. Mr. McDowell currently receives an annual base salary of CDN$250,000 and an annual cash allowance of $20,000 in lieu of perquisites. Mr. McDowell was also eligible in 2008 for non-equity incentive compensation under our variable pay program of up 70% of his annual base salary.

Ed Gaj, Jr.

In June 2007, we entered into an employment agreement with Ed Gaj, Jr., our former Vice President, Corporate Development under which he served as our Vice President until December 31, 2008. Pursuant to the employment agreement, Mr. Gaj received a base salary of $210,000 was also eligible in 2008 for non-equity incentive compensation

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under our variable pay program of up 70% of his annual base salary. On December 24, 2008, we entered into a separation agreement and general release pursuant to which Mr. Gaj’s employment was terminated without cause and he resigned as our Vice President, Corporate Development effective December 31, 2008. Pursuant to the terms of the separation agreement, we paid Mr. Gaj the lump sum of $135,000, representing six month’s base salary and an additional $30,000 in lieu of variable pay for 2008. In addition, we agreed to pay the cost associated with Mr. Gaj’s continued participation in our benefit plans for a period of six months.

Carol L. Amelio

In February 2006, we entered into an employment agreement with Carol L. Amelio, our Vice President, General Counsel and Corporate Secretary. Ms. Amelio currently receives and annual base salary of CDN$210,000. Ms. Amelio was also eligible in 2008 for non-equity incentive compensation under our variable pay program of up to 70% of her annual base salary in 2007.

Incentive Plan Awards

Outstanding Share-Base Awards and Option Base Awards

The following table shows for each name executive officer all awards outstanding as of December 31, 2008. No options to purchase our common shares were exercised by our named executive officers during the year ended December 31, 2008.

	Option-Based Awards				Share-Based Awards
						Market or
					Number of	Payout Value
	Number of			Value of	Shares or Units	of Share-Based
	Securities	Option		Unexercised	of Shares That	Awards That
	Underlying	Exercise		In-the-Money	Have Not	Have Not
	Unexercised	Price	Option	Options	Vested	Vested
Named Executive	Options (#)	($)(1)	Expiration Date	($)	(#)	($)
Thomas E. Gardner	500,000	2.57	August 22, 2017	-
	250,000	2.57	April 10, 2018	-	-	-

David B. Holtz	240,000	1.09	May 8, 2018	-	-	-

David C. McDowell	38,910	4.16	July 11, 2015	-
	30,000	4.08	February 21, 2017	-
	100,000	2.00	February 21, 2018	-	3,333	13,599

Edward Gaj, Jr.	70,000	2.00	June 1, 2017	-	3,333	6,666

Carol L. Amelio	10,000	9.16	March 16, 2016	-
	35,000	4.08	February 21, 2017	-
	50,000	2.00	February 21, 2018	-	3,333	13,599

(1)	Exercise prices for David McDowell’s first option is denominated in Canadian dollars and has been translated into U.S. dollars for purposes of this table at the noon rate on December 31, 2008 of U.S.$1.00 = CDN$1.2246.

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Incentive Plan Awards – Value Vested or Earned During the Year

The following table shows for each named executive officer the value of all incentive plan awards vested or issued during the year ended December 31, 2008.

	Option-Based Awards –	Share-Based Awards –	Non-Equity Incentive Plan
	Value Vested During the	Value Vested During the	Compensation – Value
Named Executive	Year ($)	Year ($)(1)	Earned During the Year ($)
Thomas E. Gardner	-	-	112,028
David B. Holtz	-	-	58,327
Eliot M. Lurier	-	-	-
David C. McDowell	-	6,800	52,479
Edward Gaj, Jr.	-	3,334	30,000
Carol L. Amelio	-	6,800	44,082

(1)	On February 21, 2007, David McDowell and Carol Amelio were each granted 5,000 RSUs vesting each as to 1/3 on February 21, 2008, 2009 and 2010. The RSUs of Mr. McDowell and Ms. Amelio are valued at the NASDAQ closing price on February 21, 2007 of $4.10. On June 1, 2007, Ed Gaj was granted 5,000 RSUs vesting each as to 1/3 on June 1, 2008, 2009 and 2010 and the RSUs of Mr. Gaj that vested during the year are valued at the NASDAQ closing price on June 1, 2007 of $2.00.

Termination and Change of Control Benefits

Pursuant to the employment agreements or arrangements entered into by the Corporation and in effect on December 31, 2008 with each named executive officer, we are required to make the following payments upon termination, resignation, retirement, change of control or change in the named executive officer’s responsibilities. The following descriptions are subject to any applicable implied term or terms recognized at common law.

David B. Holtz

Resignation or Retirement

Mr. Holtz is entitled to resign at any time by giving us at least 90 days’ prior written notice.

Termination with or without Cause

Upon the termination of Mr. Holtz’s employment with cause, we are not responsible to make any payments to Mr. Holtz, other than for salary earned up to the date of termination. If we terminate Mr. Holtz’s employment without “cause” (as defined in the employment agreement) or we elect not to extend the employment agreement at the end of any one-year period, we will be obligated to pay Mr. Holtz an amount equal to six month’s annual base salary (at the rate in effect on the termination date), a pro-rata performance bonus payment for the year of termination and any stock options or RSUs then scheduled to vest prior to the first anniversary of the termination date will vest and remain exercisable until 120 days after the termination date.

Constructive Termination without Cause

If an event of “constructive termination without cause” (as defined in his employment agreement) occurs, Mr. Holtz will have the same entitlements as provided to him in the event of a termination without cause described above.

Change in Control

If Mr. Holtz’s employment is terminated or constructively terminated without cause or due to non-extension of the employment agreement in connection with a “change in control” (as defined in his employment agreement), Mr. Holtz is also entitled to a severance payment equal to one year’s annual base salary and any stock options or RSUs then scheduled to vest prior to the second anniversary of the termination date will vest and remain exercisable until 120 days after the termination date.

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Termination due to Death or Disability

If Mr. Holtz’s employment is terminated due to his death, his estate is entitled to payment of his base salary for a period of 90 days following the date of his death and shall have the continued right to exercise any stock options that vested on or before the date of death for a period of 180 days following the date of his death. If Mr. Holtz’s employment is terminated due to disability (as defined in the employment agreement), Mr. Holtz is entitled to payment of the prorate portion of the annual incentive bonus for the year in which his employment is terminated.

Non-Competition Restrictions

Mr. Holtz’s confidentiality agreement provides for certain restrictions on Mr. Holtz’s ability to: (i) solicit customers, prospective customers, vendors, strategic partners, or business associates or employees of the Corporation for a period of 12 months; (ii) for a period of 12 months after the termination of his employment, manage, operate, advise, invest in, or otherwise engage, directly or indirectly in, any business or undertaking that carries on any business, research, development or investigation that competes with any business carried on by the Corporation during or after the term of his employment for the purpose of offering competitive products or for the purpose of encouraging or enticing such person to cease doing business with the Corporation; (iii) disclose or use (during or after his employment with the Corporation) the confidential information of the Corporation.

Mr. Holtz’s annual base salary was increased to $310,000 in January 2009. On March 27, 2009, we entered into a revised employment agreement with Mr. Holtz effective January 19, 2009, amending certain aspects of his severance and termination upon change in control benefits, among other things, to reflect the expansion of his duties and responsibilities and to incorporate certain retention benefits designed to ensure the retention of Mr. Holtz in this critical role during 2009.

Thomas E. Gardner

Resignation or Retirement

Mr. Gardner was entitled to resign at any time by giving us at least 90 days’ prior written notice.

Termination with or without Cause

Mr. Gardner’s employment with us ceased on January 19, 2009 and, therefore, we have only summarized the remaining elements of Mr. Gardner’s employment contract that are still relevant. Upon the termination of Mr. Gardner’s employment without “cause” (as defined in his employment agreement), we were obligated to pay Mr. Gardner an amount equal to one year’s annual base salary (at the rate in effect on the termination date) and a pro-rata performance bonus payment for the year of termination, and any stock options or RSUs then scheduled to vest prior to the first anniversary of the termination date will vest and remain exercisable until one year after the termination date. However, as part of the severance agreement entered into with Mr. Gardner on February 11, 2009, Mr. Gardner surrendered all of his vested and unvested stock options.

Change in Control

In the event a “change in control” (as defined in the employment agreement) occurs within 120 days after Mr. Gardner is terminated without cause, Mr. Gardner is entitled to payment of an additional one year’s annual base salary and to the accelerated vesting of all remaining stock options, which will remain exercisable until one year after the termination date.

Non-Competition Restrictions

Mr. Gardner’s confidentiality agreement provides for certain restrictions on Mr. Gardner’s ability to: (i) solicit customers, prospective customers, vendors, strategic partners, or business associates or employees of the Corporation for a period of 12 months; (ii) for a period of 12 months after the termination of his employment, manage, operate, advise, invest in, or otherwise engage, directly or indirectly in, any business or undertaking that carries on any business, research, development or investigation that competes with any business carried on by the Corporation during or after the term of his employment for the purpose of offering competitive products or for the purpose of encouraging or enticing such person to cease doing business with the Corporation; (iii) disclose or use (during or after his employment with the Corporation) the confidential information of the Corporation.

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Eliot M. Lurier

Resignation or Retirement

Mr. Lurier was entitled to resign at any time.

Termination with or without Cause

Mr. Lurier’s employment with us ceased on April 15, 2008. On April 21, 2008, we entered into a separation agreement and general release with Mr. Lurier pursuant to which Mr. Lurier’s employment was terminated without cause effective April 15, 2008. Pursuant to the terms of the separation agreement, we paid Mr. Lurier the lump sum of $85,500, representing six month’s base salary and $1,000 for transition services.

Non-Competition Restrictions

Mr. Lurier’s confidentiality agreement provides for certain restrictions on Mr. Lurier’s ability to: (i) solicit customers, prospective customers, vendors, strategic partners, or business associates or employees of the Corporation for a period of 12 months; (ii) for a period of 12 months after the termination of his employment, manage, operate, advise, invest in, or otherwise engage, directly or indirectly in, any business or undertaking that carries on any business, research, development or investigation that competes with any business carried on by the Corporation during or after the term of his employment for the purpose of offering competitive products or for the purpose of encouraging or enticing such person to cease doing business with the Corporation; (iii) disclose or use (during or after his employment with the Corporation) the confidential information of the Corporation.

David C. McDowell

Resignation or Retirement

Mr. McDowell is entitled to resign at any time.

Termination with or without Cause

Upon the termination of Mr. McDowell’s employment without “cause” (as defined in the employment agreement), we will be obligated to pay him a lump sum amount equal to one year’s annual base salary (at the rate in effect on the termination date).

Non-Competition Restrictions

Mr. McDowell’s employment agreement provides for certain restrictions on Mr. McDowell’s ability to: (i) solicit customers, prospective customers, vendors, strategic partners, or business associates or employees of the Corporation for a period of 12 months; (ii) for a period of 12 months after the termination of his employment, manage, operate, advise, invest in, or otherwise engage, directly or indirectly in, any business or undertaking that carries on any business, research, development or investigation that competes with any business carried on by the Corporation during or after the term of his employment for the purpose of offering competitive products or for the purpose of encouraging or enticing such person to cease doing business with the Corporation; (iii) disclose or use (during or after his employment with the Corporation) the confidential information of the Corporation.

Ed Gaj, Jr.

Resignation or Retirement

Mr. Gaj was entitled to resign at any time.

Termination with or without Cause

Mr. Gaj’s employment was terminated effective December 31, 2008. We entered into separation agreement and general release with Mr. Gaj pursuant to which Mr. Gaj’s employment was terminated without cause effective December 31, 2008. Pursuant to the terms of the separation agreement, we paid Mr. Gaj the lump sum severance of $135,000 and agreed to

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continue to contribute to the payment of his health and dental benefits until the earlier of July 30, 2009 or the date upon which he obtains dental and health coverage.

Non-Competition Restrictions

Mr. Gaj’s confidentiality agreement provides for certain restrictions on Mr. Gaj’s ability to: (i) solicit customers, prospective customers, vendors, strategic partners, or business associates or employees of the Corporation for a period of 2 years after termination of his employment; (ii) for a period of 18 months after the termination of his employment, manage, operate, advise, invest in, or otherwise engage, directly or indirectly in, any business or undertaking that carries on any business, research, development or investigation that competes with any business carried on by the Corporation during or after the term of his employment for the purpose of offering competitive products or for the purpose of encouraging or enticing such person to cease doing business with the Corporation; (iii) disclose or use (during or after his employment with the Corporation) the confidential information of the Corporation.

Carol L. Amelio

Resignation or Retirement

Ms. Amelio is entitled to resign at any time.

Non-Competition Restrictions

Ms. Amelio’s confidentiality agreement provides for certain restrictions on Ms. Amelio’s ability to: (i) solicit customers, prospective customers, vendors, strategic partners, or business associates or employees of the Corporation for a period of 12 months; (ii) for a period of 12 months after the termination of his employment, manage, operate, advise, invest in, or otherwise engage, directly or indirectly in, any business or undertaking that carries on any business, research, development or investigation that competes with any business carried on by the Corporation during or after the term of his employment for the purpose of offering competitive products or for the purpose of encouraging or enticing such person to cease doing business with the Corporation; (iii) disclose or use (during or after his employment with the Corporation) the confidential information of the Corporation.

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The following table provides, for each of the following named executives, an estimate of the payments payable by the Corporation (or its subsidiaries), assuming that the triggering events described above took place on December 31, 2008.

Termination and Change of Control Benefits

						Vesting of
						Stock Based	Employee	Total
Named				Incentive		Compensation	Benefits	Compensation
Executive	Type of Payment	Salary ($)		Payment($)		(4) ($)	($)	($)
Thomas Gardner	Termination without Cause or Constructive Termination	400,000				-		512,028
	Change in Control	800,000		112,028	(2)	-	-	800,000
	Death	100,000		112,028		-	-	212,028
	Disability	-		112,028		-	-	112,028

David Holtz	Termination without Cause or Constructive Termination	112,500		58,327	(3)	-	-	170,827
	Change in Control	225,000		58,327		-	-	283,327
	Death	56,250		-		-	-	56,250
	Disability	-		58,327		-	-	58,327

David McDowell	Termination without Cause	234,281		-		-	-	234,281
	Change in Control	234,281		-		-	-	234,281

Edward Gaj, Jr.	Termination without Cause	105,000	(1)	-		-	-	105,000
	Change in Control	105,000		-		-	8,952	113,952

(1)	Pursuant to his employment agreement, Mr. Gaj was entitled to a lump-sum payment equal to six months of base salary. In addition, we agreed to pay $30,000 relative to our performance-based incentive program and the cost associated with Mr. Gaj’s continued participation in our health and dental benefit plans for a period of 6 months.

(2)	Mr. Gardner’s payout range under the variable pay program is set as a percentage of his 2008 base salary at 30% at Threshold, 50% at Target and 100% at Stretch. For the year ended December 31, 2008, a payout of approximately 28% of base salary was achieved.

(3)	In the event of termination without cause, Mr. Holtz is entitled to payment of a pro-rata performance bonus for the year of termination. However, for the calendar year 2008, in lieu of an annual incentive award, Mr. Holtz was entitled to be paid a bonus of 40% of base salary prorated from the effective date of May 7, 2008.

(4)	In respect of each of the named executives, the closing market price of our common shares on the NASDAQ Global Market as at December 31, 2008 was less than the exercise price of the vested options.

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DIRECTOR COMPENSATION

The following table sets forth director compensation for non-management directors for the fiscal year ended December 31, 2008. Directors who are also officers of the Corporation are not entitled to any compensation for their services as directors.

Director Compensation Table

				Non-equity
		Share-		Annual
	Fees	Based	Option-based	Incentive Plan	All Other	Total
	Earned	Awards (1)	Awards (2)	Compensation	Compensation	Compensation
Name	($)	($)	($)	($)	($)	($)
Neil Carragher	69,450	-	-	-	-	69,450
Roger Downer	60,400	2,430	1,313	-	-	64,143
Richard Zahn	112,000	2,430	1,313	-	-	115,743
David Poorvin	103,200	3,750	1,930	-	-	108,700
Barry Heck	84,000	3,750	1,930	-	-	89,500

(1)	Messrs. Downer & Zahn were each granted 3,000 Restricted Stock Units (“RSUs”) on December 21, 2008, 50% of which vest on the first anniversary of the grant date and the remaining 50% of which vest on the second anniversary date of the grant date. The trading price of our common shares on NASDAQ on the grant date was $0.81. Messrs. Poorvin & Heck were each granted 3,000 Restricted Stock Units (“RSUs”) on May 30, 2008, 50% of which vest on the first anniversary of the grant date and the remaining 50% of which vest on the second anniversary date of the grant date. The trading price of our common shares on NASDAQ on the grant date was $1.19.

(2)	Pursuant to our board compensation plan, Messrs. Downer & Zahn were each granted 2,000 options to purchase our common shares on December 21, 2008. The options vest each as to 1/3 on the first, second and third anniversary of the grant date and have an exercise price of $0.81. Messrs. Poorvin & Heck were granted 2,000 options on May 30, 2008 with the same vesting schedule and with an exercise price of $1.19

Our director compensation currently includes annual retainers, meeting fees, fees for additional duties and extraordinary travel and equity-based compensation in the form of stock option and restricted stock unit grants. All of the elements of our director compensation underwent an independent review by our compensation consultant in 2006 and, based on the recommendations of the compensation consultant, our board adopted the existing director compensation plan.

Director Fees

Annual board and committee retainers are paid quarterly, in advance, and are pro-rated for partial service, if appropriate. All of the directors are also reimbursed for reasonable out-of-pocket expenses incurred in attending board and committee meetings. From January 1, 2008, non-executive directors were paid the following fees:

•	each non-employee director receives an annual retainer of $15,000 and a further $2,000 for each board meeting attended (attendance for purposes of the policy includes attendance in person, by teleconference or by video);

•	the chair of our Audit Committee receives a $7,500 retainer and a further $1,500 for each committee meeting attended, while each other member of such committee receives $1,200 per committee meeting attended;

•	the chair of each of the Compensation Committee and Governance Committee receives a $5,000 retainer and a further $1,000 per committee meeting attended, while each other member of such committees receives $800 per committee meeting attended;

•	the lead director and chair of any special committees of the board receives a $20,000 retainer, each special committee member receives a $10,000 retainer, and each special committee member receives $2,000 for each special committee meeting attended;

•	non-management directors receive a daily fee of $1,500 when carrying out, at the request of our board or committees of our board, additional directors duties or services on behalf of our board or committees;

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•	any non-management director receives payment of $1,000 if such director is required to travel more than four hours by air one-way in North America to attend a board meeting and payment of $2,000 if such director is required to travel from another continent.

With the appointment in January of 2009 of a non-executive Board Chair, the Compensation Committee approved, on February 11, 2009, an amendment to the director compensation plan to provide for the payment of an annual retainer in the amount of $100,000 to a non-executive Board Chair to be paid in quarterly instalments. Other than committee chair retainers, expense reimbursement, and travel fees, the Board Chair would not receive any other meeting fees for attendance at board or committee meetings.

Director Equity Incentive

Each non-management director will receive, upon election to the board, a grant of 5,000 RSUs and a stock option grant to purchase 8,000 of our common shares. The RSUs vest immediately, with 1,000 shares available for sale in one year and 4,000 shares to be held for the duration of board service. The stock options will vest in equal annual installments on the first three anniversaries of the date of grant. Messrs. Carragher, Downer and Zahn each received an initial grant of options under the prior directors’ compensation policy in connection with our initial public offering. These options covered 20,000 common shares each, had an exercise price of $10.00 per common share and vest in equal annual installments on the first three anniversaries of the date of grant.

Each non-management director receives, on the anniversary date of their respective appointments to our board, an annual equity incentive grant of 2,000 options to purchase our common shares and 3,000 RSUs. The options vest each as to 1/3 on the first, second and third anniversary of the grant date. The RSUs vest each as to 1/2 on the first and second anniversary of the grant date.

Our board of directors has adopted a policy that each member of the board is required to hold minimum equity in NUCRYST equal in value to 2.5 times the annual retainer, or $37,500 at the current retainer level. Directors have three years from the later of the date of the adoption of this policy or their initial appointment to our board to hold such minimum equity.

Our Board has established a Deferred Share Unit Plan, or DSU plan, to accommodate those directors who have stated that they would be willing to take all or a portion of their cash directors’ fees in the form of Deferred Share Units, or DSUs, in order to increase their exposure to our share price performance. Under the DSU plan, eligible directors may elect to receive all or a portion of their fees in the form of DSUs. A DSU will be attributed a value based on the closing price of our common shares on the NASDAQ for the trading day immediately preceding the date of grant, which we refer to in this paragraph as the “market price”. The DSUs may be granted at attributed values that are less than, equal to, or greater than the market price. All DSUs will be paid out in cash only. The value of each DSU, when converted into cash, will be equivalent to the market price of a common share at the time the conversion takes place. Under the DSU plan, a DSU cannot be converted to cash until the director ceases to be a member of our board. As of March 31, 2009, we have not granted any DSUs to our directors.

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Share-based Awards, Option-based Awards and Non-equity Incentive Plan Compensation for Directors.

Outstanding Share-Base Awards and Option Base Awards

The following table shows for each non-management director all awards outstanding as of December 31, 2008. No options to purchase our common shares were exercised by our directors during the year ended December 31, 2008.

	Option-Based Awards				Share-Based Awards
						Market or
					Number of	Payout Value
	Number of				Shares or	of Share-
	Securities			Value of	Units of	Based
	Underlying	Option	Option	Unexercised In-	Shares That	Awards That
	Unexercised	Exercise	Expiration	the-Money	Have Not	Have Not
Name	Options (#)	Price ($)	Date	Options ($)	Vested (#)	Vested ($)
Neil Carragher	20,000	10.00	December 29, 2015	-
	2,000	3.95	December 21, 2016	-
	2,000	1.40	December 21, 2017	-	1,500	2,100

Roger Downer	20,000	10.00	December 29, 2015	-
	2,000	3.95	December 21, 2016	-
	2,000	1.40	December 21, 2017	-
	2,000	0.81	December 24, 2018	180	4,500	4,530

Richard Zahn	20,000	10.00	December 29, 2015	-
	2,000	3.95	December 21, 2016	-
	2,000	1.40	December 21, 2017	-
	2,000	0.81	December 24, 2018	180	4,500	4,530

David Poorvin	8,000	14.66	May 30, 2016	-
	2,000	2.13	May 30, 2017	-
	2,000	1.19	May 30, 2018	-	4,500	6,765

Barry Heck	8,000	2.13	May 30, 2017	-
	2,000	1.19	May 30, 2018	-	3,000	3,570

Incentive Plan Awards – Value Vested or Earned During the Year

The following table shows for each non-management director the value of all incentive plan awards issued during the year ended December 31, 2008.

	Option-Based Awards –	Share-Based Awards –	Non-Equity Incentive Plan
	Value Vested During the	Value Vested During the	Compensation –Value
Name	Year ($)	Year ($)(1)	Earned During the Year ($)
Neil Carragher	-	7,875	-

Roger Downer	-	7,875	-

Richard Zahn	-	7,875	-

David Poorvin	-	3,195	-

Barry Heck	-	-	-

(1)	On December 21, 2007, Messrs. Carragher, Downer & Zahn were each granted 3,000 RSUs, 50% of which vest on the first anniversary of the grant date and the remaining 50% of which vest on the second anniversary date of the grant date. The trading price of our common shares on NASDAQ on the grant date was $1.42. On May 30, 2007, Mr. Poorvin was granted 3,000 RSUs, 50% of which vest on the first anniversary of the grant date and the remaining 50% of which vest on the second anniversary date of the grant date. The trading price of our common shares on NASDAQ on the grant date was $1.96.

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SECURITY BASED COMPENSATION ARRANGEMENTS

Securities Authorized for Issuance under Equity Compensation Plans

The following table provides certain information with respect to our Equity Plan in effect as of December 31, 2008:

			Number of securities
			remaining available
	Number of securities to be		for future
Equity compensation plans	issued upon exercise of	Weighted-average exercise	issuance under
approved by security	outstanding options, warrants	price of outstanding options,	equity compensation
holders	and rights	warrants and rights	plans
1998 Equity Incentive Plan
a) Options	1,596,199	$2.85	1,123,882
b) Restricted Stock Units	27,999

(1)	The maximum number of common shares reserved for issuance under the Equity Plan is an amount equal to 15% of our issued and outstanding common shares. Common shares issued upon the exercise of awards under the Equity Plan will again become available for issuance under the Equity Plan.

Summary of 1998 Equity Incentive Plan (as amended)

The following is a description of the Equity Plan as presently constituted. This description is qualified in its entirety by the full text of the Equity Plan which can be located as Exhibit 10.55 to our Report on Form 8-K filed on EDGAR on May 8, 2008. The Equity Plan is administered by our Compensation Committee. Under the Equity Plan, our Compensation Committee may grant options to purchase our common shares, share appreciation rights, restricted share units, or RSUs, other share-based awards and incentive awards.

Eligible Participants.  The eligible participants under the Equity Plan include certain of our directors, officers, employees, consultants and other service providers of NUCRYST or its subsidiaries, which we refer to as participants. Each of our named executives is a participant under the Equity Plan.

Options.  Under the Equity Plan, we may grant options intended to qualify as incentive stock options under Section 422 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, and non-qualified stock options. The exercise price of options granted under the Equity Plan will be established by our Compensation Committee at the time of grant. However, the exercise price at the time of grant will not be lower than the “fair market price” per common share on the date of grant. The fair market price shall be the closing price of the common shares on the exchange (as described below) for the trading day immediately preceding the date on which the granting of the option is approved by our Compensation Committee. The “exchange” means the NASDAQ or, if the common shares are not then listed and posted for trading on the NASDAQ, on such stock exchange or quotation system on which such shares are listed, posted for trading or quoted.

Share Appreciation Rights.  Share appreciation rights, or SARs, may entitle the holder to a payment in cash, common shares or both, at our option, valued by reference to, or otherwise based on or related to the value of, our common shares. The following three types of SARs are authorized for issuance under the Equity Plan:

•	Tandem Rights. A “tandem right” is a SAR granted in connection with an option that is subject to the same terms and conditions applicable to the particular option grant to which it pertains with the following exceptions: the tandem right shall require the holder to elect between the exercise of the underlying option to purchase common shares and the surrender, in whole or in part, of such option in exchange for a payment of cash or, if provided in the award agreement, at our option in common shares, in an amount equal to the excess of (A) the fair market price of the number of common shares covered by that portion of the surrendered option in which the optionholder is vested over (B) the aggregate exercise price payable for such vested shares. For the purposes of tandem rights, fair market price shall be equal to the closing price immediately preceding the date of the option surrender.

•	Concurrent Rights. A “concurrent right” is a SAR granted in connection with an option that applies to all or a portion of common shares subject to the underlying option and which is subject to the same terms and conditions applicable to the particular option grant to which it pertains with the following exceptions: a concurrent right shall be exercised automatically at the same time the underlying option is exercised with respect to the common shares to which the concurrent right pertains and, on exercise, entitles the holder to receive a payment of cash or, if provided in

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the award agreement, at our option in common shares, in an amount equal to the excess of (A) the aggregate fair market price of the common shares purchased under the underlying option over (B) the aggregate exercise price paid for such shares. For the purposes of concurrent rights, fair market price shall be equal to the closing price immediately preceding the date of the exercise of the concurrent right.

•	Independent Rights. An “independent right” means a SAR granted independently of any option but that is subject to the same terms and conditions applicable to an option with the following exceptions: an independent right shall be denominated in share equivalents. Upon exercise, independent rights will be payable in cash or, if provided in the award agreement, at our option in common shares, in an amount equal to the excess of (A) the aggregate fair market price of a number of common shares equal to the number of share equivalents in which the holder is vested under such independent right, and with respect to which the holder is exercising the independent right on such date, over (B) the aggregate exercise price for the independent right exercised. For the purposes of independent rights, fair market price shall be equal to the closing price immediately preceding the date of exercise of the independent right.

Restricted Share Units.  Restricted share units, or RSUs, are grants of common shares that are subject to vesting based upon the passage of time or other criteria specified in the award agreement and which entitle the holder to the issuance of common shares upon the vesting of RSUs. RSUs may be granted in consideration of the performance of services or payments by a participant. Depending on the terms of the award agreement, participants may be entitled to dividends declared by us on our common shares and to vote the restricted common shares during the restricted period. Depending on the terms of the award agreement, the common shares issued upon vesting of the RSUs may themselves be subject to restrictions, such as restrictions on disposition for certain periods of time.

Other Stock-Based Awards.  Other stock based awards are awards other than options, SARs or RSUs that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to our common shares.

Incentive Awards.  Incentive awards are performance based awards that are denominated in dollars. Both annual and long-term incentive awards may be granted under the Equity Plan. Performance goals for incentive awards under the Equity Plan will be established by the Compensation Committee, as previously noted. Performance goals for awards intended to constitute performance-based compensation under Section 162(m) of the Code may include a wide variety of specified measures of our operating results or other criteria established by our Compensation Committee at the time of grant.

Shares Reserved; Equity Plan Limits.  At a meeting of the Shareholders held on May 8, 2008, the Equity Plan was amended to increase the maximum number of common shares reserved for issuance under the Equity Plan from 2,200,000 common shares to an amount equal to 15% of the issued and outstanding common shares. The Equity Plan provides that the aggregate number of common shares issued to any one participant pursuant to the Equity Plan, within a one-year period, shall not exceed 5% of the outstanding issued common shares on a non-fully diluted basis, and on May 8, 2008, our board approved an amendment to the Equity Plan to increase the maximum number of common shares reserved for issuance to any one participant pursuant to the Equity Plan may not exceed 7% of the outstanding issue on a non-fully diluted basis from the previous limit of 5%. In addition, our board also approved an amendment to reduce the maximum number of common shares that can be issued under the Equity Plan through Incentive Stock Options to 2,000,000. Common shares issued upon the exercise of awards granted under the Equity Plan will again become available for issuance under the Equity Plan.

Adjustment.  The Compensation Committee is authorized to adjust the number, character and value of common shares underlying awards granted under the Equity Plan to reflect sub-divisions, consolidations or re-classification of our common shares or other changes in our authorized or issued capital, or our payment of stock dividends or other dividends-in-kind.

Under the Equity Plan, awards, including currently outstanding options and RSUs, may be settled only in common shares of NUCRYST or, if applicable, cash.

The period during which an option may be exercised shall not extend beyond 10 years from the date of the grant of the option. The Compensation Committee may, however, provide that options granted under the Equity Plan be exercisable in whole or in part only after specified periods designated by the Compensation Committee. At a Meeting of our shareholders held on May 8, 2008, amendments to the Equity Plan were approved to, among other things, permit the extension of the term of an Option where the Option expires in or around a Blackout Period imposed by the Corporation.

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Amendments.  Our board of directors shall has the right, in its sole discretion, to alter, amend or discontinue the Equity Plan from time to time and at any time, subject to, as applicable, requisite stock exchange approval and any requisite regulatory approvals; provided however that no such amendment or alteration may, without the consent of the participant, alter or impair any award previously granted to a participant. Any amendment to the Equity Plan may require the prior approval of an exchange or applicable regulatory authorities and may require the approval of our Shareholders, such approval to be obtained from a majority of the holders of common shares (excluding the votes of common shares held directly or indirectly by insiders benefiting from the amendment) present, in person or by proxy, at a duly constituted meeting of the holders of the common shares, in respect of any amendment to the Equity Plan which seeks to (i) reduce the exercise price or the purchase price paid for any optioned shares, or (ii) extend the vesting period.

No financial assistance is provided by NUCRYST to participants to facilitate the purchase of common shares under the incentive Equity Plan.

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Our board sees its principal role as the stewardship of NUCRYST and its fundamental objective as the creation of shareholder value, including the protection and enhancement of the value of NUCRYST’s assets and operating with honesty and integrity in the conduct of business. Our board’s stewardship responsibility means that it oversees and supervises the conduct of the business and affairs of NUCRYST and of Management. As part of NUCRYST’s commitment to effective corporate governance, our board, with the assistance of the Governance Committee, monitors changes in corporate governance practices and regulatory requirements.

NUCRYST is subject to many provisions of the U.S. Sarbanes-Oxley Act of 2002 and related rules of the SEC, the governance standards of the NASDAQ Global Market and certain rules and policies of the Canadian provincial securities regulators regarding audit committees, corporate governance and the certification of certain annual and interim filings. In addition, in 2005, the Canadian provincial securities regulatory authorities finalized, and we became subject to, National Instrument 58-101 - Disclosure of Corporate Governance Practices (“NI 58-101”) and National Policy 58-201 – Corporate Governance Guidelines (“NP 58-201”). Under NI 58-101, NUCRYST is required to disclose certain information relating to its corporate governance practices. Our board believes that NUCRYST’s corporate governance practices satisfy the recommendations and rules contained in these various regulations. The following disclosure of our approach to corporate governance outlines the various procedures, policies and practices that NUCRYST and our board have implemented to address the foregoing requirements:

Board of Directors Composition and Independence

Our board is currently composed of six (6) directors, a majority of which must be independent. Our board may consist of seven (7) directors but one seat currently remains vacant. As discussed under Election of Directors, upon the recommendation of the Governance Committee, our board has resolved to reduce the size of our board to three (3) directors effective the date of the Meeting. Our directors are elected at each annual meeting of our shareholders and serve until their successors are elected or appointed, unless their office is earlier vacated. Our articles of incorporation currently provide that the number of directors may be between three and 15; provided that, between annual general meetings of shareholders, the directors may appoint one or more additional directors, but the number of additional directors may not at any time exceed one-third of directors who held office at the expiration of the last meeting of our shareholders. Under the Business Corporations Act (Alberta), at least 25% of our directors must be resident Canadians.

In order for a director to be considered independent, the board must affirmatively determine that the director has no direct or indirect material relationship with the Corporation, its subsidiaries, its senior management or other directors that may compromise the director’s objectivity and ability to make independent judgments. To guide in this determination, in December 2007, the board adopted director independence criteria. Based on the director independence criteria and the definition of “independent” within the meaning of Multilateral Instrument 52-110 Audit Committees (“MI 52-110”) and following a review of the factual circumstances of each director (including financial, contractual and other relationships), our board has determined that four of NUCRYST’s current six directors, representing a majority of our directors, are “independent” and two of the three director nominees, are independent. Each independent director is required to notify the

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chair of the Governance Committee, as soon as practicable, of any event, situation or condition that may affect our board’s evaluation of his or her independence. The current four independent directors are:

Neil Carragher
Roger G.H. Downer
Richard W. Zahn
David W. Poorvin

The proposed independent directors are:

Neil Carragher
Richard W. Zahn

Barry M. Heck and Drew Fitch are not considered independent. Mr. Heck, who is also one of the three proposed director nominees, is not considered independent because he was employed within the last three years by our controlling shareholder, Westaim. Mr. Fitch is not considered independent because he is currently an employee of Westaim.

The following sets out those of our current directors and nominees that currently serve on the board of other issuers that are reporting issuers (or equivalent):

Director	Directorships

Neil Carragher	The Westaim Corporation (TSX)
Roger G.H. Downer	The Westaim Corporation (TSX)
Richard W. Zahn	Norwood Abbey, Ltd. (ASX)
David W. Poorvin	Enanta Pharmaceuticals, Inc. Repros Therapeutics Inc. (NASDAQ)
G.A. (Drew) Fitch	The Westaim Corporation (TSX)

Messrs. Carragher, Downer and Fitch are members of the Board of Directors of Westaim, out of which NUCRYST was spun in 2005. Westaim owns 13,691,700 common shares, representing approximately 75% of NUCRYST’s currently outstanding common shares. Our board has determined that there is no material business relationship between NUCRYST and Westaim and, therefore, the directorships held by Messrs. Carragher and Downer with NUCRYST and Westaim, do not affect their independence.

Our board requires any director to recuse himself or herself from any decision to be made in any transaction in which the director has a material interest.

Our board schedules regular “in-camera” meetings with independent directors following each of the main board meetings. The in-camera portion of each board meeting consists of one session without the presence of any member of Management and any management directors and one session excluding all members of Management and all non-independent directors (“Executive Sessions”). For the year ended December 31, 2008, our board held five (5) Executive Sessions. Each Executive Session is chaired by an independent director on a rotating basis.

During 2008, the chair of our board (the “Board Chair”) was Thomas Gardner. Mr. Gardner was a non-independent director as he was also our President and Chief Executive Officer. On May 8, 2008, our board appointed Neil Carragher as lead director. The primary role of our lead director is to maintain the independent functioning of the board and to ensure compliance with the board’s governance guidelines and policies. In this regard, our lead director is responsible for ensuring that our board operates independently of management while maintaining a close working relationship with the Board Chair. In furtherance of this role, Mr. Carragher met weekly with the Board Chair to facilitate two-way open and ongoing communications between the Board Chair and the independent directors. On January 19, 2009, upon the resignation of Mr. Gardner, our board appointed Neil Carragher as Board Chair.

For information concerning the attendance record of each director for all board and committee meetings, refer to the disclosure under the heading “Board and Committee Meetings Record of Attendance” below.

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Mandate of the Board of Directors

In December 2007, our board adopted a written mandate of the board and formal Corporate Governance Guidelines (the “Guidelines”). The mandate of the board is available as Appendix A to our 2008 Information Circular filed on SEDAR on April 7, 2008. The mandate and the Guidelines are both available on NUCRYST’s website under “Corporate Governance” at www.nucryst.com. The stewardship of NUCRYST is primarily the responsibility of our board and the three standing committees of the board, and the creation of shareholder value is its fundamental objective, including the protection and enhancement of the value of NUCRYST’s assets and operating with honesty and integrity in the conduct of business. Our board’s stewardship responsibility means that it supervises and oversees the conduct of the business of NUCRYST and of Management through involvement in strategic planning, financial reporting, risk management, senior management determination and succession planning, communication planning, and the implementation and assessment of internal controls, disclosure controls and other systems and procedures consistent with applicable laws and good corporate practice.

Our board delegates day-to-day managerial responsibilities to Management, and any responsibility not delegated to Management or a committee of the board remains with the full board. The Chief Executive Officer’s primary responsibility is to lead Management in its responsibility for managing and operating the business and developing a strategic plan and an annual business plan, including an annual operating budget and capital budget, for review and approval by our board. The board’s approval of the business plan provides a mandate for Management to conduct the affairs of NUCRYST. Material deviations from the plan must be reported to and considered by the board. Our board annually conducts an evaluation of our Chief Executive Officer and considers succession planning, including for the Chief Executive Officer, and management and executive development.

There are five regularly scheduled board meetings per year. However, our board also meets as frequently as the need arises to consider major issues, developments or opportunities. Our board is comprised of individuals with considerable experience as directors of public companies and in corporate governance. The agenda for each board meeting is carefully planned and set by the Board Chair working in conjunction with Management and committee chairs. Each of the committees of the board has specific responsibilities delineated in the charter established for each respective committee, such charter having been approved by the board in each case.

Committees of the Board of Directors

To assist in the discharge of its responsibilities, our board currently has three standing committees: the Audit Committee, the Human Resources and Compensation Committee and the Corporate Governance and Nominating Committee. Committees may engage independent consultants and outside advisors at the expense of NUCRYST to assist them in discharging their responsibilities

Audit Committee

The current members of our Audit Committee are Neil Carragher, Richard W. Zahn and David W. Poorvin, each of whom our board has determined is “independent” within the meaning of and as required by MI 52-110 and the current requirements of the NASDAQ Global Market, the Toronto Stock Exchange and the rules and regulations of the SEC and Canadian provincial securities regulatory authorities. Mr. Carragher chairs the committee. Our board has determined that Neil Carragher is an “audit committee financial expert” (as defined under SEC rules implementing Section 407 of the Sarbanes-Oxley Act of 2002). In addition, our board has also determined that each member of the Audit Committee is “financially literate” within the meaning of and as required by MI 52-110 and at least one member of our Audit Committee meets the financial sophistication requirements of NASDAQ. In considering whether a member of our Audit Committee is financially literate, the board looks at the ability to read a set of financial statements, including a balance sheet, income statement and a cash flow statement, of a breadth and complexity similar to that of the Corporation’s financial statements.

As previously discussed under “Election of Directors”, our board carefully considered all relevant factors before approving a reduction in the size of our board to three directors, including the impact on our Audit Committee. In view of the requirement of our by-laws and applicable laws and regulations that the Audit Committee be comprised of no fewer than three directors, it is expected that the board of directors will appoint Barry Heck to the Audit Committee to replace David Poorvin following the Meeting. As discussed under Election of Directors, Barry Heck has been determined by our

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board to be a non-independent director because he was employed within the last three years by our controlling shareholder, Westaim. In the opinion of the Governance Committee and our board, given Mr. Heck’s long-standing experience as a director of the Corporation since 1997, together with his business acumen and expertise, Mr. Heck’s continued service on the board as one of the three nominees for re-election is considered to be essential and in the best interests of the Corporation and its shareholders.

Our Audit Committee is responsible for overseeing our financial reporting processes on behalf of our board. Our independent auditors report directly to our Audit Committee. Specific responsibilities of our Audit Committee include:

•	evaluating the performance, and assessing the qualifications, of our independent auditors and recommending to our board the appointment of, and compensation for, our independent auditors for the purpose of preparing or issuing an auditors’ report or performing other audit, review or attest services;

•	subject to the appointment of our independent auditors by our shareholders, determining and approving the engagement of, and compensation to be paid to, our independent auditors;

•	determining and approving the engagement, prior to the commencement of such engagement, of, and compensation for, our independent auditors to perform any proposed permissible non-audit services;

•	reviewing our annual consolidated and interim condensed consolidated financial statements and respective management’s discussion and analysis of financial condition and results of operations and recommending to our board whether or not such consolidated financial statements and management’s discussion and analysis of financial condition and results of operations should be approved by our board;

•	conferring with our independent auditors and with our Management regarding the scope, adequacy and effectiveness of internal financial reporting controls in effect;

•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by our employees of concerns regarding questionable accounting or auditing matters;

•	reviewing and discussing with our Management and independent auditors, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and investment and hedging policies and the steps taken by our Management to monitor and control these exposures; and

•	reviewing our compliance with environmental, health and safety and other laws and regulations that may have an impact on our financial results.

A copy of our audit committee’s charter is available on our website under “Corporate Governance” at www.nucryst.com

Human Resources and Compensation Committee

The current members of our Compensation Committee are Roger G. H. Downer, David W. Poorvin and Neil Carragher, each of whom is independent. Dr. Downer chairs the committee.

Specific responsibilities of our Compensation Committee include:

•	reviewing and making recommendations to our board with respect to our chief executive officer and other executive officers in relation to their:

•	annual base salary;

•	annual incentive bonus, including the specific goals and amount;

•	equity compensation;

•	employment agreements, severance arrangements and change in control agreements/provisions; and

•	other benefits, compensations, compensation policies or arrangements;

•	reviewing and making recommendations to our board regarding general compensation goals and guidelines for employees and the criteria by which bonuses to employees are determined;

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•	reviewing the compensation payable to board and committee members and providing recommendations to our board in regard thereto;

•	responsible for approving and administering any equity grants to any executive officers who are US residents;

•	overseeing Management succession planning;

•	preparing any report on compensation to be included in our periodic filings or proxy statement; and

•	acting as administrator of the Plan and determining its use, from time to time, as a form of incentive compensation for those entitled to receive grants of stock options and other benefits under the Plan.

As discussed under “Statement of Executive Compensation – Compensation Consultant”, the Compensation Committee has retained ORC as its compensation consultant to assist in determining compensation for our officers and directors. The process by which the board determines the compensation for our officers and directors is described above under “Statement of Executive Compensation”.

A copy of our Compensation Committee’s charter is available on our website under “Corporate Governance” at www.nucryst.com.

Corporate Governance and Nominating Committee

The current members of our Governance Committee are Richard W. Zahn, Roger G. H. Downer, Neil Carragher and David W. Poorvin, each of whom is independent. Mr. Zahn chairs the committee.

Specific responsibilities of our Governance Committee include:

•	reviewing board structure, composition and practices, and making recommendations on these matters to our board;

•	reviewing, soliciting and making recommendations to our board and shareholders with respect to candidates for election to the board; and

•	developing and reviewing a set of corporate governance principles for our Corporation.

A copy of our Governance Committee’s charter is available on our website under “Corporate Governance” at www.nucryst.com.

Special Committee

On November 17, 2008, Westaim advised the Corporation that Westaim intended to pursue a course of action involving the potential monetization of its ownership interest in the Corporation. On June 6, 2008 our board established a special committee comprised of Richard Zahn (chair) and David Poorvin, initially, and on November 18, 2008 Barry Heck was also appointed (the “Special Committee”). Our board has determined that each member of the Special Committee is both independent of Management of the Corporation and not subject to any conflict of interest in respect of Westaim. The Special Committee’s mandate was, among other things, to: (i) review and consider the options available to the Corporation; (ii) oversee and supervise negotiations in respect of the available options; and (iii) make recommendations to our board as may be required.

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Board and Committee Meetings Record of Attendance

The following table summarizes the meetings of our board and its committees held for the twelve month period ending December 31, 2008 and the attendance of our individual directors at such meetings.

Type of Meeting Held	Number of Meetings
Board(1)	9
Audit Committee	5
Human Resources & Compensation Committee	5
Corporate Governance & Nominating Committee	3
Special Committee	21

		Committee		Board
		Meetings		Meetings
Director	Committee Memberships	Attended		Attended
N. Carragher	Audit (Chair)	5 of 5		9 of 9
	Human Resources & Compensation	5 of 5
	Corporate Governance & Nominating	3 of 3

R.G.H. Downer	Human Resources & Compensation (Chair)	5 of 5		9 of 9
	Corporate Governance & Nominating	3 of 3

R.W. Zahn	Audit	5 of 5		9 of 9
	Corporate Governance & Nominating (Chair)	3 of 3
	Special Committee (Chair)	21 of 21

D.W. Poorvin	Audit	5 of 5		9 of 9
	Human Resources & Compensation	5 of 5
	Corporate Governance & Nominating	3 of 3
	Special Committee	21 of 21

B.M. Heck	Special Committee	15 of 15	(2)	9 of 9
Past Board Chair

T.E. Gardner(1)				8 of 8
Board Chair

G.A. (Drew) Fitch(3)

Total Attendance Rate		100%		100%

1.	As one of the board meetings consisted of non-management directors, Mr. Gardner was not in attendance, but he attended all 8 full board meetings.

2.	Mr. Heck was appointed to the Special Committee on November 18, 2008 after which he attended all subsequent meetings of the committee.

3.	As Mr. Fitch was appointed as a director of the Corporation on January 16, 2009, he did not attend any board or committee meetings in 2008.

Position Descriptions

In December 2007, our board approved written position descriptions for the Board Chair, committee chairs and the Chief Executive Officer copies of which are available on our web site under “Corporate Governance” at www.nucryst.com.

The Board Chair is appointed annually by our board and is charged with ensuring that the board is properly organized and functions efficiently in managing and supervising the business and affairs of the Corporation. The Board Chair is responsible for establishing procedures to govern the board’s work, ensuring that the board is appropriately approving annual goals, objectives and strategies and supervising management’s progress against achieving them. The Board Chair is responsible for setting the agenda of each meeting and annual board calendars to ensure all required business is brought before the board to enable it to carry out its duties and responsibilities. The Board Chair schedules in-camera Executive Sessions of independent directors at the end of each regularly scheduled board meeting. The Board Chair ensures that briefing materials are delivered in a timely fashion to the board and are of appropriate length, content and context to support sound decisions. The Board Chair is expected to facilitate and encourage full participation by individual directors and candid discussion of all key matters that come before the Board, creating an atmosphere of openness and trust for directors to ask questions or dissent freely.

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Committee chairs are responsible for providing independent, effective leadership to their respective committees and for guiding the committees in fulfilling their duties and responsibilities set out in the committees’ respective charters. They are responsible for establishing the agenda for each committee meeting and annual committee calendars to ensure all required business is brought before their respective committees to enable the committees to carry out their duties and responsibilities. They are expected to facilitate ethical and responsible decision making by their committees and effective communication between their committee members and management, both inside and outside of committee meetings.

The chair of our Audit Committee also maintains on-going communications with NUCRYST’s external auditors in order to lead the committee in performing its oversight and other audit-related functions.

Our Chief Executive Officer is accountable to our board for the effective overall management of the business and affairs of the Corporation in conformity with policies agreed upon by the board. As such, our Chief Executive Officer is fully responsible for the day-to-day operations of the Corporation’s business in accordance with our strategic plan, and current year operating and capital expenditure budgets as approved by our board.

Orientation and Continuing Education

Our Governance Committee is responsible for the continuing education of directors and the orientation of new directors. Immediately following appointment, new directors are provided with orientation information, which includes historical public information about NUCRYST, a copy of our code of conduct, the charters of our committees of the board, our corporate policies, current strategic plans for NUCRYST and its subsidiaries, organization charts, and materials summarizing issues relating to the Corporation. New directors are also briefed by the Chief Executive Officer and Board Chair and by the chairs of the committees of the board to which they are appointed, if any, as well as by our senior Management, and receive tours of the facilities of NUCRYST and its subsidiaries.

Our senior Management make regular presentations to our board and its committees on the main areas of their business and provide monthly updates to our board on our financial and operating performance. Our board and its committees also receive periodic reports from senior Management and external advisors as to new developments in regard to corporate governance and other issues affecting NUCRYST.

Ethical Business Conduct

Our board has adopted a Code of Conduct and Ethics for Directors, Officers and Employees and a Finance Code of Conduct for Chief Executive and Senior Financial Officers (the “Codes”). The original Codes have been filed on and are accessible through SEDAR at www.sedar.com. In 2007, our board amended the Codes. Copies of the most recent versions of the Codes are available on our website under “Corporate Governance” at www.nucryst.com and may also be obtained, upon request, from NUCRYST at 10102-114th Street, Fort Saskatchewan, AB T8L 3W4, Attention: Vice President, General Counsel and Corporate Secretary.

Our board expects directors, officers and employees to act ethically at all times and to acknowledge their adherence to the policies comprising the Codes. Directors, officers and all employees of the Corporation are provided with a copy of the Codes annually and reminded of their obligation to review, understand and comply with the Codes and to report any actual or suspected breaches of the Codes. Compliance with the Codes is monitored by our board and any material issues regarding compliance with the Codes that are brought to the attention of Management are to be brought forward at either the board or appropriate committee meetings, or are referred to our senior executive officers, as may be appropriate in the circumstances.

In addition, in January, 2008, we implemented a telephone and web-based Employees’ Ethics Reporting Hotline (the “Hotline”) to permit our employees to anonymously report concerns regarding compliance with our Codes and any concerns regarding auditing and accounting matters. The Codes were amended to incorporate this new reporting mechanism. The Hotline is operated by an independent third party service provider, such that calls and web-based reports are forwarded to us for investigation while preserving the confidentiality and anonymity of the reporter. Reports that are submitted through the Hotline process will be forwarded anonymously to designated individuals in Management for investigation with a copy to the chair of our audit committee in certain circumstances. The Hotline procedures require that investigators, under the supervision of our audit committee, or the audit committee itself, assess each report and take appropriate steps to investigate and address each report. The investigators will, in consultation with the chair of our audit

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committee, determine the means of investigation and, once investigated, what remedial steps, if any, are required. The Hotline system provides a fully integrated case management system that allows reviewers to track and monitor the status and resolution of all reports. Any Hotline complaints received are to be reported at least quarterly to our audit committee and more frequently, if appropriate.

Any waivers from the Codes that are granted for the benefit of a director or an employee may be granted only by the board or by our Governance Committee or our Audit Committee. We have not filed a material change report since the beginning of our most recently completed financial year that pertains to any conduct of any of our directors or executive officers that constitutes a departure from our Codes. Further, no waiver has ever been granted to any director, officer or other employee of the Corporation under our Codes. If we make any substantive amendments to our Codes, or grant any wavier from a provision of our Codes to any of our executive officers or directors, we will promptly disclose the nature of the amendment or waiver.

In the case of any transaction or agreement in respect of which a director or executive officer of NUCRYST has a material interest, the director or officer must disclose all actual or potential conflicts of interest in accordance with the Business Corporations Act (Alberta). Where applicable, each such director or executive officer is also required to exclude himself or herself from any discussions or votes relating to such transaction or agreement. NUCRYST, through directors’ and officers’ questionnaires and other systems, also gathers and monitors relevant information in relation to potential conflicts of interest that any of our directors or executive officers may have. Our Governance Committee is also responsible for reviewing and approving or rejecting any potential transactions in which a director or officer of NUCRYST may be involved or connected.

We have also adopted a Disclosure Policy, an Insider Trading Policy and Complaints Procedures For Accounting and Auditing Matters.

Nomination of Directors

Our Governance Committee is mandated to recruit and consider director candidates and to make recommendations to our board. In so doing, the committee considers, in addition to any other factors it deems relevant: (i) the competencies and skills that the board considers to be necessary for the board, as a whole, to possess; (ii) the competencies and skills that the board considers each existing director to possess; (iii) the competencies, skills and background each nominee will bring to the board; (iv) the time that each nominee will have available to devote to the Corporation’s business; and (v) whether the nominee will be an independent director. Directors are encouraged to identify potential candidates. An invitation to stand as a nominee for election to the board will normally be made to a candidate by the board through the Board Chair or his delegate.

Our current Governance Committee is composed of Messrs. Downer, Carragher, Zahn and Poorvin, all of whom have been determined to be independent directors by our board.

Board Performance Assessments

Our Governance Committee is responsible for making regular assessments of the overall performance, effectiveness and contribution of our board, each committee, the Board Chair, each committee chair and each director, and reporting on such assessments to our board. The objective of the assessments is to ensure the continued effectiveness of our board in the execution of its responsibilities and to contribute to a process of continuous improvement. In addition to any other matters the Governance Committee deems relevant, the assessments will consider in the case of our board or a committee, the applicable mandate or charter, and in the case of individual directors, the competencies and skills each individual director is expected to bring to our board. The 2008 evaluation process will involve interviews with each of the directors by the chair of the Governance Committee who will then compile the results of the interviews and deliver a report of the conclusions of the assessment to the board, including recommended improvement initiatives, if any.

OTHER INFORMATION

Interest of Certain Persons and Companies in Matters to be Acted Upon

Except as disclosed herein, Management of the Corporation is not aware of any material interest of any director or senior officer, or anyone who held office as such since the beginning of the Corporation’s last financial year, or of any associate

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or affiliate of any of the foregoing persons, in any matter to be acted upon at the Meeting other than the election of directors.

Interest of Informed Persons in Material Transactions

We are unaware of any material interest, direct or indirect, of any “informed person” (as such term is defined in NI 51-102) of the Corporation, any proposed director of the Corporation or any associate or affiliate of any such individual or of the Corporation, in any transaction since the beginning of the last completed financial year of the Corporation or of its subsidiary.

Additional Information

Further financial information is provided in our consolidated financial statements for the fiscal year ended December 31, 2008 and management’s discussion and analysis of the results thereon both of which are contained in our 2008 Annual Report on Form 10-K. A copy of our Form 10-K accompanies this Information Circular. As well, shareholders wishing to receive a copy of such materials should mail a request to the Vice President, General Counsel and Corporate Secretary of the Corporation at 10102-114 Street, Fort Saskatchewan, Alberta, T8L 3W4 and we will provide copies free of charge.

Additional information relating to the Corporation is also available free of charge on SEDAR at www.sedar.com and EDGAR at www.sec.gov/edgar.shtml.

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